Inventions Agreement

Attune RTD requires all officers and or employees to notify Attune RTD of all inventions created during the course of employment that:

- Are relevant to the company's business
- Come out of tasks and assignments that are part of one's job responsibilities or
- Were created using any of the company's resources (time, materials, and space).
- Such a provision gives Attune RTD the right, without condition to assess the invention and determine whether or not it will assert any claims of ownership.

You agree to list any and all inventions created during the course of employment, and to submit a comprehensive list of all inventions created prior to employment with Attune RTD.

1) In addition to disclosure of previous inventions, Attune RTD requires all officers and employees to relinquish to the employer (Attune RTD) any and all ownership rights without condition over all inventions created during the course of employment with Attune RTD. This type of agreement gives Attune RTD complete control over the copyright, patent, and licensing of everything created by its employees without condition. It also gives Attune RTD the right to use the invention as it sees fit, with or without input from the employee.

The employee agrees that anything he or she invents at work, and from the day they leave Attune RTD and ending two years later, becomes Attune RTD's invention, not the employee's own invention. Additionally, officers and employees agree to assign their inventions to the employer, cooperate with the employer in getting inventions patented, and keep information about the invention confidential like any other trade secret without condition.

Signed this 17 day of January 2010.

Attune RTD
Company

Paul Shawn Dais, C.E.O